As filed with the Securities and Exchange Commission on January 29, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gates Industrial Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1395184
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1551 Wewatta Street

Denver, Colorado 80202

Telephone: (303) 744-4876

(Address of Principal Executive Offices)

Gates Industrial Corporation plc 2014 Stock Incentive Plan

Gates Industrial Corporation plc 2015 Non-Employee Director Stock Incentive Plan

Gates Industrial Corporation plc 2018 Omnibus Incentive Plan

(Full title of the plan)

Jamey S. Seely

Executive Vice President, General Counsel and Corporate Secretary

1551 Wewatta Street

Denver, Colorado 80202

Telephone: (303) 744-4876

(Name and address and telephone number, including area code, of agent for service)

With copy to:

Edgar J. Lewandowski

Jonathan R. Ozner

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Telephone: (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value $0.01 per share(2)	20,790,961	$7.91(4)	$164,456,502(4)	$20,474.83
Ordinary shares, par value $0.01 per share(3)	12,500,000	$18.71(5)	$235,375,000(5)	$29,304.19

(1)	The securities to be registered include ordinary shares of Gates Industrial Corporation plc (the “Registrant”), $0.01 par value per share (“Ordinary Shares”), approved for issuance under the Plans (as defined below) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional Ordinary Shares that may be offered and issued under the Plans to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(2)	Covers 20,790,961 Ordinary Shares issuable upon the exercise of options outstanding under the Gates Industrial Corporation plc 2014 Stock Incentive Plan and the Gates Industrial Corporation plc 2015 Non-Employee Director Stock Incentive Plan (together, the “Pre-IPO Plans”).
(3)	Covers 12,500,000 Ordinary Shares approved for issuance under the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan (together with the Pre-IPO Plans, the “Plans”).
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The fee is based on a price of $7.91 per Ordinary Share, which is the weighted average exercise price of options outstanding under the Pre-IPO Plans as of the date of this Registration Statement.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The fee is based on a price of $18.71 per Ordinary Share, which is the average of the high and low prices reported on the New York Stock Exchange on January 26, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Gates Industrial Corporation plc 2014 Stock Incentive Plan (formerly known as the 2014 Omaha Topco Ltd. Stock Incentive Plan), the Gates Industrial Corporation plc 2015 Non-Employee Director Stock Incentive Plan (formerly known as the 2015 Omaha Topco Ltd. Non-Employee Director Stock Incentive Plan) and the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s prospectus filed with the Commission on January 25, 2018 pursuant to Rule 424(b) of the Securities Act, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-222310); and

(b)	The Registrant’s Registration Statement on Form 8-A (File No. 001-38366), filed with the Commission on January 25, 2018 pursuant to Section 12(b) of the Securities Act, relating to the Registrant’s ordinary shares and any amendment or report filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We have entered into indemnification agreements with our directors and executive officers to indemnify them to the maximum extent allowed under applicable law. These agreements indemnify these individuals against certain costs, charges, losses, liabilities, damages and expenses incurred by such director or officer in the execution or discharge of his or her duties or the exercise of his or her powers or otherwise in relation to or in connection with his or her duties, powers or office. These agreements do not indemnify our directors against any liability attaching to such individuals in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director, which would be rendered void under the Companies Act 2006.

The Company also maintains directors and officers insurance to insure such persons against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Articles, agreement, vote of shareholders or disinterested directors or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(a) Exhibits. See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b) Financial Statement Schedules

None

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Incorporation of Gates Industrial Corporation plc (incorporated by reference to Exhibit 3.1 to the Registrant’s registration statement on Form S-1 (File No. 333-222310) filed with the Commission on January 8, 2018)

3.2	Form of Memorandum and Articles of Association of the registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form S-1/A (File No. 333-222310) filed with the Commission on January 8, 2018)

5.1*	Opinion of Simpson Thacher & Bartlett LLP

10.1*	Gates Industrial Corporation plc 2014 Stock Incentive Plan

10.2*	Gates Industrial Corporation plc 2015 Non-Employee Director Stock Incentive Plan

10.3	Gates Industrial Corporation plc 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.11 to the Registrant’s registration statement on Form S-1 (File No. 333-222310) filed with the Commission on January 12, 2018)

23.1*	Consent of Deloitte LLP

23.2*	Consent of Deloitte LLP

23.3*	Consent of Simpson Thacher & Bartlett LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included in signature pages of this Registration Statement)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on the 29th day of January, 2018.

GATES INDUSTRIAL CORPORATION PLC

By:	/s/ Ivo Jurek
Name: Ivo Jurek Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Ivo Jurek, David H. Naemura and Jamey S. Seely, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on the 29th day of January, 2018.

Signature	Title

/s/ Ivo Jurek	Chief Executive Officer and Director
Ivo Jurek	(principal executive officer)

/s/ David H. Naemura	Chief Financial Officer
David H. Naemura	(principal financial officer and principal accounting officer) and Gates’ authorized representative in the United States

/s/ David L. Calhoun	Director
David L. Calhoun

/s/ Neil P. Simpkins	Director
Neil P. Simpkins

/s/ Julia C. Kahr	Director
Julia C. Kahr

/s/ John Plant	Director
John Plant

/s/ Terry Klebe	Director
Terry Klebe

/s/ Karyn Ovelmen	Director
Karyn Ovelmen